UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section l3 and l5(d) of the

Securities Exchange Act of l934

February 20, 2015

Date of report (date of earliest event reported)

SP PLUS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50796	16-1171179
(Commission File Number)	(IRS Employer Identification No.)

200 E. Randolph Street, Suite 7700, Chicago, Illinois  60601

(Address of Principal Executive Offices)  (Zip Code)

(312) 274-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 20, 2015 (the “Restatement Date”), SP Plus Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Restated Credit Agreement”) with Bank of America, N.A. (“Bank of America”), as administrative agent, an issuing lender and swing-line lender; Wells Fargo Bank, N.A., as an issuing lender and syndication agent; U.S. Bank National Association, First Hawaiian Bank and BMO Harris Bank N.A., as co-documentation agents; Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as joint lead arrangers and joint book managers; and the lenders party thereto (the “Lenders”).  The Restated Credit Facility reflects modifications to, and an extension of, the credit facility previously established in favor of the Company pursuant to the terms of the Credit Agreement dated as of October 2, 2012 (the “Original Credit Agreement”) among the Company, Bank of America and the other parties thereto, which Original Credit Agreement was entered into by the Company contemporaneously with the Company’s consummation of its merger with Central Parking Corporation (“Central”).

Pursuant to the terms, and subject to the conditions, of the Restated Credit Agreement, the Lenders have made available to the Company a senior secured credit facility (the “Restated Senior Credit Facility”) that permits aggregate borrowings of $400 million consisting of (i) a revolving credit facility of up to $200 million at any time outstanding, which includes a $100 million sublimit for letters of credit and a $20 million sublimit for swing-line loans, and (ii) a term loan facility of $200 million (reduced from $250 million).  The Company may request increases of the revolving credit facility in an aggregate additional principal amount of $100 million.  The Restated Senior Credit Facility matures on February 20, 2020.

The entire amount of the term loan portion of the Restated Senior Credit Facility had been drawn by the Company as of the Restatement Date (including approximately $10.4 million drawn on such date) and is subject to scheduled quarterly amortization of principal as follows:  (i) $15 million in the first year, (ii) $15 million in the second year, (iii) $20 million in the third year, (iv) $20 million in the fourth year, (v) $20 million in the fifth year and (vi) $110 million in the sixth year.  The Company also had outstanding borrowings of  $147.3 million under the revolving credit facility as of the Restatement Date.  The proceeds from the total outstanding borrowings under the Restated Credit Facility (the substantial majority of which were incurred when the Company entered into the Original Credit Agreement) were used by the Company to repay certain indebtedness of the Company and Central, pay the costs and expenses related to the Company’s merger with Central and the related financing, pay the costs and expenses related to the Restated Senior Credit Facility and fund ongoing working capital and other general corporate purposes.

Borrowings under the Restated Senior Credit Facility bear interest, at the Company’s option, (i) at a rate per annum based on the Company’s consolidated total debt to EBITDA ratio for the 12-month period ending as of the last day of the immediately preceding fiscal quarter, determined in accordance with the pricing levels set forth in the Restated Credit Agreement (the “Applicable

Margin”), plus LIBOR or (ii) the Applicable Margin plus the highest of (x) the federal funds rate plus 0.5%, (y) the Bank of America prime rate and (z) a daily rate equal to LIBOR plus 1.0%. (the highest of (x), (y) and (z), the “Base Rate”), except that all swing-line loans will bear interest at the Base Rate plus the Applicable Margin.

Under the terms of the Restated Credit Agreement, the Company is required to maintain a maximum consolidated total debt to EBITDA ratio of not greater than 4.0 to 1.0 as of the end of any fiscal quarter ending during the period from the Restatement Date through September 30, 2015, (ii) 3.75 to 1.0 as of the end of any fiscal quarter ending during the period from October 1, 2015 through September 30, 2016, and (iii) 3.5 to 1.0 as of the end of any fiscal quarter ending thereafter.  In addition, the Company is required to maintain a minimum consolidated fixed charge coverage ratio of not less than 1:25:1.0.

Events of default under the Restated Credit Agreement include failure to pay principal or interest when due, failure to comply with the financial and operational covenants, the occurrence of any cross default event, non-compliance with the other loan documents, the occurrence of a change of control event, and bankruptcy and other insolvency events. If an event of default occurs and is continuing, the Lenders holding a majority of the commitments and outstanding term loan under the Restated Credit Agreement have the right, among others, to (i) terminate the commitments under the Restated Credit Agreement, (ii) accelerate and require the Company to repay all the outstanding amounts owed under the Restated Credit Agreement and (iii) require the Company to cash collateralize any outstanding letters of credit.

Each wholly-owned domestic subsidiary of the Company (subject to certain exceptions set forth in the Restated Credit Agreement) has guaranteed all existing and future indebtedness and liabilities of the other guarantors and the Company arising under the Restated Credit Agreement.

Standard intends to file a copy of the Restated Credit Agreement as an exhibit to a subsequent periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2015	SP PLUS CORPORATION

	By:	/s/ VANCE C. JOHNSTON
Vance C. Johnston Chief Financial Officer and Treasurer